Exhibit 99.1

News:	For Immediate Release	August 31, 2006

Contact: Leah Campbell, Remy International, Inc. 765-778-6848

Remy International announces Leadership Changes

Anderson, Ind., August 31, 2006 — Remy International, Inc. announces leadership changes in its OE and aftermarket businesses.

In streamlining the organization we have eliminated the position of President of the OE business, Remy Inc. With this decision, Rick Stanley has decided to seek other opportunities outside of Remy. Remy International President and CEO John H. Weber will be assuming the duties in addition to his role as President and CEO of Remy International.

“I would like to thank Rick for his many contributions to our company. We are thankful for what he accomplished; his knowledge of the business will be missed. However, these are necessary changes to enhance Remy’s speed and efficiency efforts,” said Weber.

Joe Plomin, who served as the President of the Electrical Aftermarket business, will become the Senior Vice President of Sales, Marketing and Product Line Management for the OE business.

Jay Pittas has been appointed to fill the position of President of the Electrical Aftermarket business. Pittas joins Remy from Eagle Picher Industries where he was President of the Wolverine Gasket business ($110M revenue) for the past 4 years. Wolverine is a key automotive supplier that has grown and enhanced performance dramatically under Pittas’ leadership. Prior to that, he spent 14 years with Honeywell in its Industrial Automation and Control business.

Remy International, Inc., headquartered in Anderson, Indiana, is a leading manufacturer, remanufacturer and distributor of Delco Remy brand heavy-duty systems and Remy brand starters and alternators, diesel engines, locomotive products and hybrid power technology. The Company also provides worldwide components core-exchange services for automobiles, light trucks, medium and heavy-duty trucks and other heavy-duty, off-road and industrial applications.

Remy was formed in 1994 as a partial divestiture by General Motors Corporation of the former Delco Remy Division, which traces its roots to Remy Electric, founded in 1896. Additional information is available at the Company’s website: http://www.remyinc.com

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